EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Sumito Mulchandani, certify that:

(a)                                 A review of the Servicer’s activities and of its performance under the applicable servicing agreement during the period from January 1, 2016 to December 31, 2016 has been made under my supervision.

(b)                                 To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable servicing agreement in all material respects throughout the aforementioned period.

Dated March 21, 2017

/s/ Sumito Mulchandani
Sumito Mulchandani
Assistant Treasurer of
Ford Motor Credit Company LLC,
as Servicer of Ford Credit Auto Owner
Trust 2014-C